Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Nuvve Holding Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Nuvve Holding Corp. effective at the opening of the trading session on October 19, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on April 20, 2026.
On April 27, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5280(c)(1).
The Company was notified of the Staff determination on May 22, 2026.
On May 28, 2026, the hearing was held.
On July 8, 2026 the Panel reached a decision and a Decision letter was issued on July 9, 2026.
The Panel reached a decision and decided to suspend the Company from the Exchange. The Company common stock was suspended on July 24, 2026.
The Staff determination to delist the Company common stock became final on August 24, 2026.